UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 25, 2008

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

903 Calle Amanecer, Suite 100 San Clemente, California	92673
(Address of Principal Executive Office)	(Zip Code)

(949) 369-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 25, 2008, Sunstone Hotel Partnership, LLC, a wholly owned subsidiary of Sunstone Hotel Investors, Inc. (the “Company”), in its capacity as Borrower, and certain indirect wholly owned subsidiaries of the Company in their respective capacities as Subsidiary Guarantors, entered into a Third Letter Amendment (the “Third Amendment”) to the Revolving Credit Agreement (the “Credit Agreement”), dated as of July 17, 2006 (as amended by the First Letter Amendment (the “First Amendment”), dated as of August 14, 2006, and the Second Letter Amendment (the “Second Amendment”), dated as of May 23, 2007, the “Amended Credit Agreement”) with the initial Lenders, the Initial Issuing Bank, the Swing Line Bank, Citicorp North America, Inc., as Administrative Agent, Wachovia Capital Markets, LLC, as syndication agent, Calyon New York Branch, as co-syndication agent, Keybank National Association, as documentation agent, and Citigroup Global Markets Inc. and Wachovia Capital Markets, LLC, as joint lead arrangers and joint book running managers. Capitalized terms used herein and not otherwise defined have the meanings given to them in the Amended Credit Agreement.

The Third Amendment amends the Amended Credit Agreement to clarify that in calculating “Adjusted EBITDA” for purposes of the definition of “Fixed Charge Coverage Ratio”, the following will be included: the Company’s pro-rata share of the sum of its joint ventures’ income, interest expense, income tax expense, depreciation expense, amortization expense, gains or losses from sales of assets and, to the extent subtracted in computing net income of such joint venture, impairment charges and income attributable to minority interests.

A copy of the Credit Agreement is attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 18, 2006, a copy of the First Amendment is attached as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 1, 2006, and a copy of the Second Amendment is attached as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2007. The Third Amendment will be filed as an exhibit to the Company’s Form 10-K for the fiscal year ending December 31, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date: November 25, 2008	By:	/s/ Christopher M. Lal
Christopher M. Lal Senior Vice President and General Counsel